                                                                    Exhibit 2.10

                              SHAREHOLDER AGREEMENT

By virtue of this private instrument entered into between the following parties, the party of the first part:

* Telefonica Interactiva Brasil Ltda., a limited-liability joint-stock corporation, duly organized and in existence pursuant to the laws of the Federative Republic of Brazil, with head office at Rua da Consolacao 247, 6o andar, in the City of Sao Paulo, State of Sao Paulo, registered with the CNPJ under No. 03.185.736/0001-70, with its Corporate Charter duly registered with the Sao Paulo State Trade Board on May 31, 1999 under No. 35.215.714.384, herein represented by its Manager-Representative Mr. Moshe
      B. Sendacz, hereinafter to be referred to as "INTERACTIVA;"

and the parties of the second part:

* RBS Administracao e Cobrancas Ltda., a limited-liability joint-stock corporation duly organized and existing in accordance with the laws of the Federative Republic of Brazil, with head office at Avenida [ILLEGIBLE] rico Verissimo, 400, in the City of Porto Alegre, State of Rio Grande do Sul, registered with the CNPJ under No. 94.995.693/0001-43, herein represented by its directors, Messrs. Nelson Pacheco Sirotsky and Carlos Schneider Melzer, and hereinafter to be referred to as "RBS;"

* MLSP -- Comercio e Participacoes Ltda., a limited-liability joint-stock corporation, duly organized and existing in accordance with the laws of the Federative Republic of Brazil, with head office at Rua Coronel Camisao, 237/601, Bairro Higienopolis, in the City of Porto Alegre, State of Rio Grande do Sul, registered with the CNPJ under No. 02.429.422/0001-02, with its Corporate Charter duly recorded at the Rio Grande do Sul State Trade Board on March 24, 1998, under No. 43.203.726.761, herein represented by its managing partners Messrs. Sergio Cristovao Pretto, a Brazilian citizen, married, an electronics engineer, holder of RG Identification Card No. 8000873409 SSP-RS and registered with the CPF/MF under No. 250.408.980-53, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul at Rua Coronel Camisao, 237, apto. 601, and Marcelo Pavao Lacerda, a Brazilian citizen, divorced, an electronics engineer, holder of RG Identification Card No.

      4007554423 SSP-RS and registered with the CPF/MF under No. 333.979.450-20, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul at Rua Dr. Vale, 605, apto. 202-B, hereinafter to be referred to as "MLSP;"

* Afonso Antunes da Motta, a Brazilian citizen, divorced, an attorney, holder of RG Identification Card No. 1006824658 SSP-RS and registered with the CPF/MF under No. 107.772.960-04, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul at Rua Engenheiro Antonio Reboucas, 164, apto. 301, hereinafter to be referred to as "AAM;"

* Luiz Alberto Barichello, a Brazilian citizen, single, a business manager, holder of RG Identification Card No. 2006515817 SSP-RS and registered with the CPF/MF under No. 009.039.140-34, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul at Avenida Belem Velho, 3610, hereinafter to be referred to as "LAB;" and

* Silvia Nora Berno de Jesus, a Brazilian citizen, married, a systems analyst, holder of RG Identification Card No. 5002912995 SSP-RS and registered with the CPF/MF under No. 164.176.400-78, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Felicissimo Azevedo, 423, apto. 401, hereinafter to be referred to as "SBJ;"

and as Consenting Mediator:

* Nutec Informatica S.A., a corporation duly organized and existing in accordance with the laws of the Federative Republic of Brazil, with head office at Rua Silveiro, 1111, sub-solo, Morro de Santa Tereza, in the City of Porto Alegre, State of Rio Grande do Sul, registered with the CNPJ under No. 91.088.328/0001-67, herein represented by its Directors, Messrs. Nelson Pacheco Sirotsky and Silvia Nova Berno de Jesus, hereinafter to be referred to as "NUTEC."

Each of the parties, hereinafter individually to be referred to as "Party," and jointly as "Parties," i.e., RBS, MLSP, AAM, LAB and SBJ, and jointly to be referred to as "Non-Controlling Shareholders," have henceforth agreed to the following:

WHEREAS on this date INTERACTIVA became shareholder of NUTEC, through the subscription of common stock of NUTEC representing the majority of NUTEC's voting capital, thereby obtaining control of NUTEC;

WHEREAS the Non-Controlling Shareholders jointly hold 83.33% (eighty-three point three three percent) of the capital stock of NUTEC, thereby representing a significant proportion of its capital stock;

WHEREAS the Parties are currently the sole shareholders of NUTEC;

WHEREAS the Parties wish to establish and formalize certain terms and conditions that shall govern their participation and relationship in NUTEC;

the Parties have duly agreed to sign this Shareholder Agreement ("Shareholder Agreement") pursuant to the following terms and conditions:

1. The Non-Controlling Shareholders expressly acknowledge that as of the subscription and effective paying-in of the shares by INTERACTIVA, pursuant to the terms of the Minutes of the Extraordinary General Shareholders Assembly of NUTEC held on this date, and the respective Subscription Notice ("ESA"), INTERACTIVA assumes the capacity of controlling shareholder of NUTEC, thereby holding the majority vote in the corporate resolutions and the power to direct the corporate activities and to elect all members of its administrative bodies. At the General Assemblies the Non-Controlling Shareholders therefore promise to vote their common shares in uniform fashion, at all times in accordance with the INTERACTIVA's, and to not oppose it.

2. The Non-Controlling Shareholders are henceforth guaranteed at all times, subject to written notification to be made to NUTEC and INTERACTIVA, the right to request the redemption of all their respective shares. To this end, INTERACTIVA and the other Non-Controlling Shareholders irrevocably promise to vote, at the NUTEC Extraordinary General Assembly to be held on a date to be determined by the Non-Controlling Shareholders in the notification, to remove the Non-Controlling Shareholders by means of a redemption of all their shares, by payment thereto of funds or securities, in proportion to their respective redeemed shares.

3. Receipt of the notification provided for in Clause 2 shall constitute a convocation to the NUTEC Extraordinary General Shareholders Assembly mentioned in Clause 2 supra, thereby dispensing with any other convocation procedure provided for by law.

4. During the validity period of this Shareholder Agreement, the Non-Controlling Shareholders may not assign, sell, transfer, donate or in any form encumber any of their shares representing the capital of NUTEC.

5. The Non-Controlling Shareholders, on their own behalf and on that of their subsidiary corporations, controlled firms or affiliates, direct or indirect, as well as their partners, directors and employees, irrevocably and unconditionally promise to not compete with Nutec so long as they are shareholders of Nutec and for a period of 2 (two) years after their withdrawal from Nutec, solely with respect to the activities currently performed by Nutec.

5.1. In the same way, Non-Controlling Shareholders, on their own behalf and on that of their subsidiary corporations, controlled companies or affiliates, direct or indirect, as well as their partners, directors and employees unconditionally and irrevocably promise, directly and indirectly, by means of any other individual or legal entity,

      (a) [not?] to request, attract, persuade or induce any Employee, pursuant to the definition thereof below in this letter (a), to: (i) cancel or fail to renew or expand his employment relationship with Nutec or its Subsidiaries; or (ii) establish any contractual relationship with any Competing Business. For the purposes provided for herein, "Employee" shall mean and include parties employed by Nutec and its Subsidiaries on this date or during the time of the execution of any actions prohibited by this item (a), in any position or function, even in management. The obligation assumed herein shall remain in force for a period of 12 months as of this date with respect to Employees, except with respect to the Employees mentioned in Annex 1, with respect to which the obligation shall remain in force for 24 months after this date.

      (b) insofar as they are shareholders of Nutec and for a period of 2 years after their withdrawal from Nutec, [not?] to request, attract, persuade or induce any Client or Supplier, in accordance with the definitions provided herein, to cancel, reduce or fail to renew or expand its agreements or other relationships with Nutec or any of its Subsidiaries, to become a client thereof or to formalize any agreement or any other relationship of this type with a competing business. For the purposes set forth herein, "Client" shall mean and shall include all clients of Nutec and/or its Subsidiaries during a period of 12 (twelve) months immediately prior to the date this Agreement is entered into; "Supplier" shall mean and shall include all entities from which Nutec and/or its Subsidiaries acquire goods and other materials during the 12 (twelve)-month period immediately prior to the date this Agreement is entered into, with the exception of clients and suppliers of RBS as provided for in clauses 4(a) and (c).

5.2. The Non-Controlling Shareholders promise also, on their own behalf, and on that of their subsidiary corporations, parent companies, controlled companies or affiliates, during the validity period of the Agreement, to ensure that their partners, directors and employees act in the same form, to persuade any Employees seeking to be placed in a job or independent contracting to remain at Nutec or at the Subsidiaries for a minimum period of 6 months prior to the intended engagement.

5.3. With respect to the joint development of future processes and preferential treatment in hiring, so long as they are shareholders of Nutec and for a period of 2 (two) years after the withdrawal of RBS of Nutec, the Parties agree to the following:

      (a) The restriction contained in item 1 above shall not extend to projects or activities, current or future, related to the Internet, which are developed or performed by RBS through its newspapers, television or radio. Subject to satisfactory conditions and normal market practice, NUTEC shall have exclusive rights for two years for the publication, by means of what is known as a "portal" in the Internet world, of RBS content and that of companies of the RBS group. After two years of the aforementioned exclusive right, RBS shall continue to give NUTEC right of first refusal in the publication of its content, although not exclusive access;

      (b) Subject to joint agreement, NUTEC may use the content produced and owned by RBS to develop exclusive channels via Internet, publishing the respective author credits, establishing prices by joint agreement consistent with the revenue earned on the aforementioned channels; RBS agrees that for a period of 3 (three) months after that date, NUTEC may use the RBS content gratis;

      (c) NUTEC shall have the non-exclusive and non-discriminatory right to develop joint projects for the access, processing and distribution of content through companies of the RBS television group as of that date. In addition, RBS shall make its best efforts to involve NUTEC in any and all negotiations that it may undertake with third parties with respect to such projects as involve access, processing and distribution of content, as well as in order that companies affiliated with, related to or associated with RBS grant NUTEC the aforementioned right;

      (d) With respect to future developments (i) of interactive services by RBS of open television channels; and (ii) developments such as Web TV, Info TV, Web casting, RBS shall hold conversations with NUTEC to involve it in the offering that RBS shall make in the businesses relating to these new activities.

6. This Shareholders Agreement shall remain in force for a period of 1 (one) year after this date, and may be extended by means of a written instrument signed by all the Parties. The rights and obligations provided for in Clause 5 and sub-items supra, shall remain after recission, termination or cancellation of this Shareholder Agreement, pursuant to the conditions set forth in the aforementioned Clause.

7. For purposes of Article 118 of the Corporations Law, one copy of this Shareholder Agreement was filed at the corporate head office of NUTEC. In addition, the rights conferred on the NUTEC shareholders and their respective obligations shall be recorded in all the NUTEC corporate books and share certificates, if issued.

8. All notifications, solicitations, requests and other communications provided for herein or with respect to this Shareholder Agreement shall be made in writing to the Parties at the address specified in the preamble to this Shareholder Agreement and shall be considered as having been received when accompanied by a notice of receipt or when made by telex, telegram or confirmed fax, or at any other address that the Parties may specify periodically in writing, in accordance with the provisions of this Clause.

9. The terms and conditions of this Shareholders Agreement shall be unconditional, irrevocable and binding on the Parties, their legal representatives, successors or assignees under any circumstances, any creditors holding guarantees, usufructuaries, acquiring third parties or subscribers of shares in NUTEC.

10. Notwithstanding any of the rights attributed to the Parties in this Shareholder Agreement, in the event that any of the obligations contained herein fail to be fulfilled by either of the Parties, the harmed Party may file for specific execution of this Shareholder Agreement, pursuant to Article 118, paragraph 3 of the Corporations Law and Articles 461, 639, 640 and 641 of the Brazilian Civil Procedures Code, and applicable legal provisions.

11. Notwithstanding the provisions contained in Clause 10 above, each of the Parties promises to compensate the other party for any loss, damage, cost or expense resulting from the breach of any of the obligations agreed to in this Shareholder Agreement.

12. NUTEC expressly agrees with all the terms and conditions contained in this Shareholder Agreement. In addition, NUTEC promises to fulfill and to take all necessary measures to ensure the fulfillment of all the terms and conditions established in this Shareholder Agreement, including by third parties. The Parties authorize NUTEC to sign this Shareholder Agreement and to undertake such other actions as result therefrom.

13. Any changes or amendments to this Shareholder Agreement shall be made in writing through an instrument entered into by the authorized representatives of all Parties. Tolerance by any of the Parties, at any time, in demanding fulfillment of any provision of this Shareholder Agreement shall not be interpreted as a waiver of such right, nor shall affect the validity of this Shareholder Agreement or any part thereof, or of the right of such party to demand fulfillment of the aforementioned provision. No tolerance of any violation of this Shareholder Agreement shall constitute a waiver of the exercise of rights with respect to any subsequent violation.

14. Neither Party shall make any disclosures, press releases or public announcements with respect to the content of this Shareholder Agreement, without the prior written consent of the other Parties.

15. This Shareholder Agreement shall be governed by Brazilian law. The Parties hereby elect the central forum of the City of Sao Paulo, State of Sao Paulo, to resolve any disputes as may arise from this Shareholder Agreement, waiving any other regardless of such privileges as may correspond thereto.

Being therefore in due agreement, the Parties hereby sign this Shareholders Agreement in 6 (six) identical copies, in the presence of 2 (two) witnesses.


                           Porto Alegre, June 15, 1999


                                   [signature]
                       Telefonica Interactiva Brasil Ltda.


                                   [signature]
                       RBS Administracao e Cobrancas Ltda.


                                   [signature]
                       MLSP Comercio e Participacoes Ltda.


                                   [signature]
                             Afonso Antunes da Motta


                                   [signature]
                             Luiz Alberto Barichello

                           [two lines of illeg. text]


                                   [signature]
                           Silvia Nora Berno de Jesus


                               Consenting Mediator
                                   [signature]
                             Nutec Informatica S.A.


Witnesses:

1. [signature]                   2. [signature]
GUSTAVO LAGE NOMAN               Danilo Marques Dias Lombardi
RG. No. [illeg.]                 RG: 27.068.059-8 SSP/SP

For purposes of Article 118 of Law No.6,404/76, one copy of this Shareholder Agreement was filed on this date at the NUTEC head office.


                                                     Porto Alegre, June 15, 1999

                                                                     [signature]
                                                          Nutec Informatica S.A.

The following annex to this agreement has not been included:

         -        Annex 1 - List of employees

Copies of the annex not included herein will be provided upon request.

                    AGREEMENT TO REVOKE SHAREHOLDER AGREEMENT

The undersigned:

o Telefonica Interactiva Brasil Ltda., a limited liability stock company, duly organized and existing under the laws of the Federative Republic of Brazil, with registered office at Rua da Consolacao, 247, 6th Floor, Room 28-A, in Sao Paulo, State of Sao Paulo, tax identification No. 03.185.736/0001-70, withits articles of organization duly recorded with the Commercial Board of the State of Sao Paulo on May 31, 1999 under No. 35.215.714.384, represented herein by its General Manager, Mr. Moshe B. Sendacz, Brazilian, married, attorney, identification card No. RG
      3.333.998 (SSP/SP), taxpayer identification No. 365.994.768-72, residing and domiciled in Sao Paulo, with offices at Rua da Consolacao, 247, 4th Floor, hereinafter referred to as "Interactiva";

and

o RBS Administracao e Cobrancas Ltda., a limited liability stock company, duly organized and existing under the laws of the Federative Republic of Brazil, with registered office at Avenida Erico Verissimo, 400, in the city of Porto Alegre, State of Rio Grande do Sul, tax identification No. 94.995.693/0001-43, represented herein by its director, Nelson Pacheco Sirotsky, Brazilian, married, business manager, identification card No. RG 9001913491, taxpayer identification No. 147.576.050-72, residing and domiciled in Porto Alegre - RS, at Rua Iracema, 75, together with his attorney-in-fact, according to the publicly recorded power of attorney on file with the 7th Notary Office of the Jurisdiction of Porto Alegre - RS, Ibanor Polesso, Brazilian, married, accountant, identification card No. RG 1003416557, taxpayer identification No. 221.648.630-20, residing and domiciled in Montenegro - RS at Rua Paulo Ribeiro Campos, 330, hereinafter "RBS";

o Afonso Antunes da Motta, Brazilian, divorced, attorney, identification card No. RG 1006824658 SSP-RS, taxpayer identification No. 107.772.960-04, residing and domiciled in the city of Porto Alegre, State of Rio Grande do Sul, at Rua Engenheiro Antonio

      Reboucas, 164, apt. 301, hereinafter "AAM";

o Luiz Alberto Barichello, Brazilian, unmarried, business manager, identification card No. RG 2006515817 SSP-RS, taxpayer identification No. 009.039.140-34, residing and domiciled in the city of Porto Alegre, State of Rio Grande do Sul, at Avenida Belem Velho, 3610, hereinafter "LAB", and

o MLSP - Comercio e Participacoes Ltda., a limited liability stock company, duly organized and existing under the laws of the Federative Republic of Brazil, with registered office at Rua Coronel Camisao, 237/601, Bairro Higienopolis, Porto Alegre, State of Rio Grande do Sul, tax identification No. 02.429.422/0001-02, with its articles of organization duly recorded with the Commercial Board of the State of Rio Grande do Sul on March 24, 1998 under No. 43.203.726.761, represented herein by its managing partners, Marcelo Pavao Lacerda, Brazilian, divorced, electrical engineer, identification card No. RG 4007554423 SSP-RS, taxpayer identification No. 333.979.450-20, residing and domiciled in the city of Porto Alegre, State of Rio Grande do Sul, at Rua Dr. Vale, 605, apto. 202-B, and Sergio Cristovao Pretto, Brazilian, married, electrical engineer, identification card No. RG 8000873409 SSP-RS, taxpayer identification No. 250.408.980-53, residing and domiciled in the city of Porto Alegre, State of Rio Grande do Sul, at Rua Coronel Camisao, 237, apto. 601, represented herein by his attorney-in-fact, Jose Olinto de Toledo Ridolfo, Brazilian, married, attorney, OAB/SP [Sao Paulo Bar Association] number 129.136, with offices at Av. Sao Gabriel, 333, suite 132, 13th Floor, hereinafter referred to as "MLSP"

and, as consenting party,

o Nutec Informatica S.A., a corporation duly organized and existing under the laws of the Federative Republic of Brazil, with registered office in the city of Porto Alegre, State of Rio Grande do Sul, at Rua Silveiro, 1111, lower level, Morro Santa Tereza, tax identification No. 91.088.328/0001-67, represented herein by its directors, Marcelo Pavao Lacerda and Silvia Nora Berno de Jesus, hereinafter referred to as "Nutec".

Each of the parties, hereinafter individually referred to as "Party" and jointly referred to as "Parties", have concurred and agreed to the following:

WHEREAS:
The Parties, together with others, executed an Agreement of Shareholders of Nutec ("Shareholder Agreement") on June 15, 1999;

The Parties were unable to reach an agreement regarding several fundamental issues for the continuity of the association among them; and

Because of the existing discrepancies, RBS, AAM, LAB and MLSP are no longer shareholders of Nutec, as described in the Special Shareholders Meeting of Nutec held today;

The Parties have therefore agreed to sign this Agreement to Revoke Shareholder Agreement, as follows:

1. The Parties resolve, by mutual agreement, to terminate this association and revoke the Shareholder Agreement, which is legally rescinded as of today.

2. Nevertheless, RBS, AAM and LAB reiterate herein: (i) the terms and conditions of Clause 5 (sub-items) of the Shareholder Agreement; (ii) that the representations and warranties in Clause 2 (and the corresponding sub-items) and Clause 3 (and the corresponding sub-items) of the Stock Subscription Agreement executed on June 15, 1999 between the Parties ("Subscription Agreement") were true in their entirety as of said date; (iii) the obligations assumed under the Subscription Agreement (clause 5 and the corresponding sub-items); and (iv) all other undertakings and obligations in other instruments or related correspondence, signed on June 15, 1999.

2.1. MLSP hereby reiterates all of the representations in Clauses 2 and 3 (and the corresponding sub-items) of the Subscription Agreement that are applicable;

3. Interactiva, on its own behalf and on behalf of Nutec, hereby reiterates: (i) all of the undertakings and obligations assumed with RBS, AAM, LAB and MLSP in clauses 4 and 5 (and the corresponding sub-items) of the Subscription Agreement; and (ii) all other undertakings and obligations in other instruments or related correspondence, signed on June 15, 1999.

The parties, being in agreement, sign this instrument in 6 (six) exact copies issued for the same purpose.

                           Porto Alegre, August 5, 1999

                           for: Telefonica Interactiva Brasil Ltda.
                           [signed]
                           Moshe B. Sendacz

                           for: RBS Administracao e Cobrancas Ltda.
                           [signed]
                           Nelson Pacheco Sirotsky - by Ibanor Polesso

                           [signed]
                           Afonso Antunes da Motta

                           [signed]
                           Luiz Alberto Barichello

                           for: MLSP Comercio e Representacoes Ltda.
                           [signed]
                           Marcelo Pavao Lacerda/ Jose Olinto de Toledo Ridolfo, for Sergio Cristovao Pretto

Consenting party:          for: Nutec Informatica S.A.
                           [signed]
                           Silvia Nora Berno de Jesus/Marcelo Pavao Lacerda

WITNESSES:

1. [signed] Andrea Jimenez               2. [signed] Gustavo Lage Noman
            RG 23.682.884-7 SSP/SP                   RG 25.865.869-7/SSP/SP


(Continuation of Agreement to Revoke Shareholder Agreement executed by Telefonica Interactiva Brasil Ltda., RBS Administracao e Cobrancas Ltda., Afonso Antunes da Motta, Luiz Alberto Barichello and Nutec Informatica S.A. on August 5, 1999)